Exhibit 10.19

ATHENE HOLDING LTD.

2014 SHARE INCENTIVE PLAN

AMENDED AND RESTATED RESTRICTED SHARE AWARD AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED SHARE AWARD AGREEMENT (the “Agreement”), dated as of [●], 2016 (the “Effective Date”), is made between ATHENE HOLDING LTD., a Bermuda exempted company limited by shares (the “Company”), and the Participant set forth on the signature page to this Agreement (the “Participant”).

WHEREAS, the Company, acting through the Committee with the consent of the Company’s Board of Directors (the “Board”), previously granted to the Participant effective on [●] (the “Grant Date”), a restricted share award pursuant to the Athene Holding Ltd. 2014 Share Incentive Plan (the “Plan”), the terms and conditions of which were set forth in that certain amended and restated restricted share award agreement, dated [●], between the Company and the Participant (the “Prior Award Agreement”);

WHEREAS, the Company, acting through the Committee with the consent of the Board, and the Participant have agreed to amend and restate the Prior Award Agreement on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, except as otherwise specifically provided herein, Awards granted by the Company (including those being amended pursuant to this Agreement) are subject to the terms of the Sixth Amended and Restated Shareholders Agreement, by and among the Company and certain of its securityholders, dated as of April 4, 2014 (as it may be further amended from time to time, the “Shareholders Agreement”).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan.

The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of this Agreement shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan or the Shareholders Agreement, as the case may be.

Section 2. Grant.

Effective on the Grant Date, on the terms and subject to the conditions of the Plan and the Prior Award Agreement, the Company granted to the Participant an Award to receive Restricted Shares (the “Restricted Shares”) at a purchase price of $0.001 per share (the “Purchase Price”).

The Company acknowledges that the Participant has paid the Purchase Price in full. The Restricted Shares are separated into two tranches for vesting purposes, the Tranche 1 Restricted Shares (“Tranche 1 Restricted Shares”) and Tranche 2 Restricted Shares (“Tranche 2 Restricted Shares”), in the amounts set forth on the signature page hereto.

Section 3. Dividend and Voting Rights.

A Participant who holds Restricted Shares shall not have the rights of a shareholder with respect to such shares, including the right to vote, if any, thereon until such Restricted Shares vest in accordance with Section 4. Notwithstanding the foregoing, at any time after a Return of Investment (as defined below) has been achieved, in the event the Company pays a dividend on Shares, the Participant shall be entitled to receive an Adjusted Dividend (as defined below) on the Restricted Shares (the “Specified Shares”) held by the Participant that would have been eligible to receive the dividend but for the fact that such Shares were not vested. The Adjusted Dividend shall be payable, from time to time, within two and one-half months after all or any portion of the Specified Shares vest pursuant to Section 4(a); provided that under no circumstances shall any such Adjusted Dividend be paid prior to the achievement of a Return on Investment (as defined below). An “Adjusted Dividend” means, with respect to each dividend declared and paid on Shares by the Company following the achievement of a Return on Investment (including, with respect to the dividend which causes a Return of Investment to be achieved, the portion, if any, of such dividend in excess of the amount necessary to cause a Return of Investment), the per share dividend calculated by determining the total amount of dividends that would have been payable on the Specified Shares, assuming, solely for this purpose, that the time hurdles under Section 4(a) below were fully satisfied as of the time that such dividend was paid, and dividing this amount by the number of Specified Shares. “Return of Investment” shall be the time at which dividends (whether in cash or specie) or consideration in redemption shall have been paid, or Realized Cash shall have been received, or deemed to have been received as determined in accordance with Exhibit A, with respect to the Class A Common Shares actually purchased on or after October 30, 2012 in an amount equal to $13.46 per share. For the avoidance of doubt, after a Return of Investment, dividends on vested Restricted Shares shall be paid at the same time that such dividends are paid to other stockholders.

If the Participant forfeits any unvested Restricted Shares, the Participant shall also forfeit any payments related to dividends otherwise deliverable in connection with the forfeited Restricted Shares.

Section 4. Vesting.

Subject to the Participant’s not having a Termination of Relationship prior to the applicable vesting date (except as provided in Section 4(a)(ii) and Section 4(a)(iii)) the Restricted Shares shall become non-forfeitable and the restrictions imposed thereon pursuant to Section 6(a) shall lapse (any Restricted Shares that shall have become non-forfeitable pursuant to Section 4, the “Vested Shares”) according to the following provisions:

(a) Tranche 1 Restricted Shares.

(i) Twenty-percent (20%) of the Tranche 1 Restricted Shares shall become Vested Shares on each of the 1st, 2nd, 3rd, 4th and 5th anniversaries of [●], and prior to becoming vested, shall be subject to the restrictions set forth in Section 6(a).

(ii) In the event of the consummation of a Sale of the Company or upon the occurrence of a Change in Control (A) prior to the Participant’s Termination of Relationship or (B) within six (6) months following a Termination of Relationship of the Participant by the Company, its Subsidiaries and/or the Asset Management Company without Cause, by the Participant for Good Reason or as a result of the Participant’s death or Disability (each, a “Qualifying Termination”) the Tranche 1 Restricted Shares which have not theretofore vested or been forfeited shall vest in full and shall become Vested Shares. “Change in Control” means any event or series of events by which (i) the Apollo Group ceases to own, directly or indirectly, equity interests in the Company (“Equity Interests”) representing 40% or more on a fully-diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, and (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a greater percentage on a fully-diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company than such percentage owned by the Apollo Group. For purposes of the definition of Change in Control, “Apollo Group” means (i) Apollo Global Management, LLC, any investment fund or managed account managed by Apollo Global Management, LLC and any of their respective Affiliates (in each case, other than any operating portfolio companies of an Apollo managed fund or the Company or any of the Company’s Subsidiaries), and (ii) any employees of or consultants to the entities described in clause (i) of this sentence.

(iii) In the event that the Participant is party to a written employment agreement with either the Company, any of its Subsidiaries or with the Asset Management Company, any vesting provisions applicable to the Tranche 1 Restricted Shares contained therein are hereby incorporated by reference into this Agreement.

(iv) For the avoidance of doubt, any Tranche 1 Restricted Shares that are unvested on the date of the Participant’s Termination of Relationship (excluding any Restricted Shares that are eligible to vest pursuant to Section 4(a)(iii)) shall be forfeited to the Company as of such date in accordance with Section 6; provided, that, any Tranche 1 Restricted Shares that are eligible to vest following the Participant’s Qualifying Termination pursuant to Section 4(a)(ii) shall be forfeited to the Company on the date that is six (6) months following the date of the Participant’s Qualifying Termination, to the extent then unvested.

(b) Tranche 2 Restricted Shares.

All Tranche 2 Restricted Shares are non-forfeitable hereunder.

Section 5. Limitations upon Liquidation and Distributions.

Notwithstanding anything to the contrary herein or in the Plan or the Shareholders Agreement, it is the intent and agreement of the parties hereto that upon (i) a Liquidation of the Company, any distributions on or proceeds in respect of Vested Shares shall only be paid to the extent a Return of Investment has been achieved and (ii) Vested Shares shall not be entitled to any dividends until the achievement of a Return of Investment. For this purpose, a Return of Investment shall be determined including sale proceeds and deemed sale proceeds which shall be determined as set forth on Exhibit A hereto.

Section 6. Restrictions on Transfer.

(a) Restrictions Prior to Vesting; Effect of Termination of Employment Prior to Vesting. Prior to the time that the Restricted Shares have become Vested Shares pursuant to Section 4, the Restricted Shares, any interest therein or any amount payable in respect thereof shall not be sold or Transferred. Except as expressly provided in Section 4(a)(ii) and Section 4(a)(iii) as to the Tranche 1 Restricted Shares, if the Participant ceases to be employed by or ceases to provide services to the Company, a Subsidiary or the Asset Management Company (other than by virtue of any transfer of the Participant’s employment or services as among the Company, a Subsidiary and the Asset Management Company), the Participant’s Restricted Shares shall be forfeited to the Company to the extent such shares have not become Vested Shares pursuant to Section 4 as of the date of the Participant’s Termination of Relationship (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or Disability). Restricted Shares subject to Section 4(a)(ii) and Section 4(a)(iii) shall be forfeited on the date or dates such Restricted Shares are no longer eligible to vest pursuant to such provisions to the extent that such Restricted Shares do not become Vested Shares prior to such date or dates. In addition, in the event of the earliest to occur of (i) a Sale of the Company, (ii) a Liquidation of the Company, or (iii) the 36-month anniversary of the Lock-Up End Date, the Participant’s Restricted Shares shall be forfeited to the Company immediately prior to the occurrence of such event to the extent such shares have not become Vested Shares or to the extent that such shares shall not otherwise become Vested Shares upon the consummation of the Sale of the Company or the Liquidation of the Company. Upon the occurrence of any forfeiture of Restricted Shares hereunder, such forfeited Restricted Shares shall be automatically transferred to the Company as of the date of such forfeiture, without any other action by the Participant. The Company may exercise its powers under Section 10(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant shall deliver any additional documents of transfer that the Company may request to confirm the transfer of such forfeited Restricted Shares to the Company. Within a reasonable period of time following the Company’s receipt of such forfeited Restricted Shares, and any other documents required pursuant to the preceding sentence, the Company shall pay to the Participant (in the form of a check or by cancellation of money purchase indebtedness) an amount equal to the lesser of (i) the original Purchase Price paid by the Participant for the forfeited Restricted Shares, or (ii) the Fair Market Value of the forfeited Restricted Shares determined as of date of such forfeiture. No interest shall be paid with respect to and no other adjustments (other than adjustments in accordance with Article X of the Plan) shall be made to the repurchase amount determined pursuant to the preceding sentence.

(b) Restrictions After Vesting. Upon and after the time that any Restricted Shares have become Vested Shares pursuant to Section 4, such Vested Shares shall not continue to be subject to the restrictions set forth in Section 6(a), but such Vested Shares shall continue to be subject to the other limitations and restrictions set forth herein (including Section 6(e) below), in the Plan and in the Shareholders Agreement.

(c) Transfers Void. Any sale or transfer, or purported sale or transfer, of any Restricted Shares acquired pursuant to this Agreement or any interest therein other than to the Company shall be null and void except to the extent transferred in accordance with the Company’s estate planning policy.

(d) Charter Documents. The Certificate of Altered Memorandum of Association, the Bye-laws of the Company, the Subscription Agreement, the Registration Rights Agreement and the Shareholders Agreement (collectively, the “Other Agreements”), as any of them may be amended from time to time, may provide for additional restrictions and limitations with respect to the Shares (including additional restrictions and limitations relating to the preference return on common equity of the Company to the shareholders of such equity and on the transfer of Shares). To the extent that the restrictions and limitations set forth in the Other Agreements are greater than those set forth in this Agreement, such restrictions and limitations shall apply to the Restricted Shares as well as any Restricted Shares that may have become Vested Shares and are incorporated herein by this reference. The restrictions and limitations set forth in such Other Agreements are not, however, in lieu of, nor shall they in any way reduce or eliminate, any limitation or restriction on the Shares imposed under the Plan or this Agreement, including Section 6(e) below. In the event of any conflict between the terms of the Other Agreements and the terms of the Plan or this Agreement, the terms contained in the Plan or this Agreement shall be controlling.

(e) Call Rights. Notwithstanding anything herein or in the Other Agreements to the contrary (including Section 3.7 of the Shareholders Agreement), the Participant and the Company agree that the provisions of this Section 6(e) shall apply with respect to the Vested Shares (“Subject Shares”).

(i) Within 270 days following a Participant’s Termination of Relationship for any reason (or the date on which the Restricted Shares become Vested Shares, if later), the Company shall have the right (but not the obligation) to repurchase all or any portion of the Subject Shares, and the Participant shall be obligated to sell any such Subject Shares in accordance with this Section 6(e). Any Permitted Transferee that received Subject Shares pursuant to clause (b) of the definition of Permitted Transfer as set forth in the Shareholders Agreement shall be subject to this Section 6(e) as if such Permitted Transferee and the Participant through which such Permitted Transferee received such Subject Shares are one and the same. For the avoidance of doubt, the Company’s repurchase of a portion of the Subject Shares held by the Participant (or Permitted Transferee) shall not preclude the Company from repurchasing additional Subject Shares held by such Participant (or Permitted Transferee) at a later date or dates within the 270-day period(s) described above.

(ii) In the event that the Company wishes to exercise its rights pursuant to this Section 6(e), the Company shall deliver to such Participant (or his or her heirs or representatives), a timely written notice (the “Repurchase Notice”) that sets forth (i) the number of Subject Shares the Company is repurchasing, (ii) an indication of the price to be paid for each such Subject Shares and (iii) the anticipated closing date of such transaction. The Company shall have the right to revoke the Repurchase Notice at any time prior to the consummation of such repurchase.

(iii) Any repurchase of Subject Shares by the Company pursuant to the terms of this Section 6(e) shall be consummated on a date (the “Repurchase Date”) within thirty (30) calendar days following delivery of a Repurchase Notice. Any repurchase of Subject Shares by the Company pursuant to the terms of this Section 6(e) shall be made:

(A) with respect to Vested Shares which are repurchased prior to an IPO, if the Termination of Relationship occurred for any reason other than Cause, in cash at a price per Vested Share equal to the Fair Market Value of a Class A Share as most recently reported to Shareholders by the Company less the Group 3 Preference Amount (defined below);

(B) with respect to Vested Shares which are repurchased following an IPO, if the Termination of Relationship occurred for any reason other than Cause, in cash at a price per Vested Share equal to the volume weighted average closing trading price of a Class A Share on the principal exchange where the Class A Shares are traded during the 60-trading day period immediately preceding the date of the Repurchase Notice less the Group 3 Preference Amount; and

(C) with respect to Vested Shares which are repurchased following a Termination of Relationship for Cause, in cash at a price per Vested Share equal to the original per Share Purchase Price paid by the Participant for such Vested Shares.

For purposes of this Section 6(e)(iii), “Group 3 Preference Amount” shall have the meaning ascribed to it in Bye-laws of the Company.

(iv) The Repurchase Price (defined below) shall be paid in a lump sum cash payment on the Repurchase Date. The Participant (or Permitted Transferee) hereby agrees that upon his or her receipt of such Repurchase Price, the outstanding Subject Shares then owned by such Participant (or Permitted Transferee) that are sold pursuant to this Section 6(e) shall automatically be transferred, sold and assigned to the Company and the Secretary of the Company shall automatically and irrevocably be appointed to transfer such Subject Shares to the Company on the books of the Company with full power of substitution. For purposes of this Section 6(e), the “Repurchase Price” means the price referred to in Section 6(e)(iii), as applicable.

(v) The Participant (or Permitted Transferee) agrees to provide customary representations and warranties to the Company, including (A) his or her power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Subject Shares; (B) his or her ownership of such Subject Shares and the absence of any liens, pledges, and other encumbrances on such Subject Shares; and (C) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such Participant (or Permitted Transferee) or the assets of such Participant (or Permitted Transferee) are bound as the result of such sale.

(vi) If the Participant (or Permitted Transferee) holds Subject Shares which the Company wishes to repurchase in accordance with this Section 6(e), the Participant (or Permitted Transferee) shall be entitled to payment in accordance with this Section 6(e), but shall no longer be entitled to participation in the Company or enjoy other rights as a shareholder with respect to the Subject Shares subject to such repurchase. To the maximum extent permitted by law, the Participant’s (or Permitted Transferee’s) rights following the Repurchase Notice, with respect to the repurchase of Subject Shares covered thereby, shall be solely the rights that he or she has as a general creditor of the Company to receive the amount set forth in this Section 6(e).

(vii) For the avoidance of doubt, the provisions of this Section 6(e) shall cease to apply to Vested Shares that have been exchanged for Class A Common Shares pursuant to Section 11. The provisions of this Section 6(e) shall automatically terminate and be of no further force or effect with respect to a Termination of Relationship occurring on or after the IPO Date.

Section 7. Protective Covenants.

(a) Confidential Information. The Participant shall not disclose or use at any time any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by the Participant, except to the extent that such disclosure or use is directly related to and required by the Participant’s performance in good faith of duties for the Company, the Asset Management Company or their respective Affiliates. The Participant shall take all appropriate steps to safeguard Confidential Information in the Participant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. The Participant shall deliver to the Company upon the Participant’s Termination of Relationship, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company, the Asset Management Company or any of their respective Affiliates which the Participant may then possess or have under his or her control. Notwithstanding the foregoing, the Participant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company, the Asset Management Company or their respective Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by the Participant while providing services to the Company, the Asset Management Company, their respective Affiliates or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company, the Asset Management Company or their respective Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Participant in breach of this Agreement) in a form generally available to the public prior to the date the Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Nothing herein (including, without limitation, any provision of this Section 7) shall, or is intended to, limit the Participant’s right to file a proceeding with, or provide truthful evidence or other information, to any federal, state or local governmental agency.

(b) Restriction on Competition. The Participant acknowledges that, in the course of his or her service with the Company, its Subsidiaries, the Asset Management Company and/or their predecessors (the “Protected Companies”), he or she has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his or her services have been and will be of special, unique and extraordinary value to the Protected Companies. The Participant agrees that if the Participant were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Participant not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Participant will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business on the date of the Participant’s Termination of Relationship (provided that as of the date of the Participant’s Termination of Relationship, to the knowledge of the Participant, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the date of the Participant’s Termination of Relationship). For purposes of this

Agreement, “Competing Business” means a Person that at any time during the Participant’s period of service has competed, or any time during the twelve (12) month period following the date of the Participant’s Termination of Relationship begins competing with the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the date of the Participant’s Termination of Relationship and any significant business the Protected Companies conduct in the twelve (12) month period after the Participant’s Termination of Relationship (provided that as of the date of the Participant’s Termination of Relationship, to the knowledge of the Participant, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means the Participant’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following the Participant’s Termination of Relationship with respect to any Participant with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following the Participant’s Termination of Relationship with respect to any Participant with a title of SVP at the time of the Termination of Relationship and (C) six (6) months following the Participant’s Termination of Relationship with respect to any Participant with a title of VP at the time of the Termination of Relationship.

Nothing herein shall prohibit the Participant from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Participant has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and the Participant does not provide services to, or have any responsibilities regarding, the Competing Business.

(c) Non-Solicitation of Employees and Consultants. During the Participant’s period of service and for a period of twelve (12) months after the date of the Participant’s Termination of Relationship, the Participant shall not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.

(d) Non-Solicitation of Customers. During the Participant’s period of service and for a period of twelve (12) months after the date of the Participant’s Termination of Relationship, the Participant shall not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and the Participant will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

(e) Understanding of Covenants. The Participant represents and agrees that he or she (i) is familiar with and carefully considered the foregoing covenants set forth in this Section 7 (together, the “Restrictive Covenants”), (ii) is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 7 regardless of whether the Participant is then entitled to receive severance pay or benefits from any of the Protected Companies. The Participant understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Protected Companies, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of or other service provider to the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Participant does not believe would prevent him or her from otherwise earning a living. The Participant agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of the Participant.

(f) Enforcement. The Participant agrees that the Participant’s services are unique and that he or she has access to Confidential Information. Accordingly, the Participant agrees that a breach by the Participant of any of the covenants in this Section 7 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Participant agrees that in the event of any breach or threatened breach of any provision of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 7, as the case may be, or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 7, if and when final judgment of a court of competent jurisdiction is so entered against the Participant. The Participant further agrees that the applicable period of time any Restrictive Covenant is in effect following the date of the Participant’s Termination of Relationship, as determined pursuant to the foregoing provisions of this Section 7, shall be extended by the same amount of time that the Participant is in breach of any Restrictive Covenant.

Section 8. Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 8(d), to the extent that any payment, benefit or distribution of any type to or for the benefit of the Participant by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this

Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Participant shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. This Section 8 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

(b) Any determination that Total Payments to the Participant must be reduced or eliminated in accordance with Section 8(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Participant which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Participant which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant. In the event of an Overpayment, then the Participant shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Participant to the date the same is repaid to the Company.

(c) If any portion of the Total Payments would otherwise be subject to the excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Total Payments contemplated by Section 8(a)), the Company shall use its reasonable efforts to obtain (in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Total Payments that would be reduced or eliminated by operation of Section 8(a) if such shareholder approval was not obtained.

(d) Notwithstanding Section 8(a), the Company will pay the full amount of the Total Payments to the Participant if the Participant makes the Company and its Affiliates whole on an after tax basis for any adverse tax consequences imposed on the Company and its Affiliates under Section 280G of the Code as a result of paying the Total Payments to the Participant. The Company acknowledges that the adverse tax consequences to it will be limited by the extent to which it is subject to U.S. income tax.

Section 9. Participant’s Employment or Service.

Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company, any of its Subsidiaries or the Asset Management Company or interfere in any way with the right of the Company, its Subsidiaries or the Asset Management Company, as the case may be, in its sole discretion, to terminate the Participant’s employment or service or to increase or decrease the Participant’s compensation at any time.

Section 10. Delivery of Shares.

(a) Form. The Company shall, in its discretion, issue the Restricted Shares either: (1) in certificate form as provided in clause (b) below; or (2) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b) Certificates to be Held by the Company; Legend. Any certificates representing the Restricted Shares that may be delivered to the Participant by the Company prior to vesting of the Restricted Shares pursuant to Section 4 shall be redelivered to the Company to be held by the Company or its designee until the shares represented thereby vest pursuant to Section 4. Any such certificates will bear a legend making appropriate reference to the restrictions imposed hereunder.

(c) Delivery of Certificates Upon Vesting. Promptly after the date any Restricted Shares become Vested Shares pursuant to Section 4, the Company shall, as applicable, either remove the notations on any such Vested Shares issued in book entry form or deliver to the Participant a certificate or certificates evidencing the number of such Vested Shares (or, in either case, such lesser number of shares as may be permitted pursuant to the tax withholding provisions referred to in Section 19). The Participant shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements. The shares so delivered shall no longer be restricted pursuant to Section 6(a) but shall continue to be subject to the restrictions referred to in Section 6(b), Section 6(d) and Section 6(e).

(d) Power of Attorney. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to (1) effect any transfer to the Company (or other purchaser, as the case may be) of the Restricted Shares acquired pursuant to this Agreement that are repurchased by or forfeited to the Company (or other permitted purchaser), and (2) execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e) Share Legend Generally. The certificate(s) representing the Restricted Shares as well as any Restricted Shares that may become Vested Shares shall bear the legend set forth in Section 7.2 of the Plan and/or any other appropriate or required legends under applicable laws.

Such legends shall remain on the certificate(s) representing the Restricted Shares until the later of (1) an IPO (or such later date that counsel to the Company may reasonably determine is advisable to help ensure the Company’s compliance with all applicable legal and regulatory requirements) or (2) as to any legend referencing the forfeiture provisions of Section 6(a), until the date that such shares become Vested Shares pursuant to Section 4.

Section 11. Exchange of Restricted Shares.

(a) The Participant shall exchange all of the Restricted Shares that become Vested Shares prior to or as of the IPO Date, as applicable, (“Pre-IPO Vested Shares”) into Class A Common Shares by surrendering a portion of the Vested Shares to be exchanged to the Company. Pre-IPO Vested Shares shall be exchanged for a number of Class A Common Shares of the Company determined by the product of (i) the number of Vested Shares being exchanged multiplied by (ii) the quotient obtained by dividing (A) the result of (x) the value of a Class A Common Share determined using the Valuation Method elected as provided below (the “Class A Value”) less (y) $13.46 less the per share dividends and other distributions, if any, paid by the Company in respect of the Class A Common Shares on or after October 30, 2012 by (B) the Class A Value. The Participant shall within 10 days after the Effective Date (such tenth day, the “Election Date”) elect one or more of the following valuation methods (each, a “Valuation Method”) in ten percent increments using Exhibit C hereto to effect the exchange of Pre-IPO Vested Shares: (a)(i) for all Pre-IPO Vested Shares that have vested on or before the Effective Date, the value of a Class A Common Share determined by the Company as of the Election Date or (ii) for all Pre-IPO Vested Shares that vest following the Effective Date but prior to the IPO Date, the value of a Class A Common Share determined by the Company as of the applicable vesting date (“Private Valuation”); (b) the price at which the Company and the underwriters agree to offer and actually sell Class A Common Shares to the public in the IPO (“IPO Price”) and (c) the Fair Market Value of a Class A Common Share on the applicable exchange date (“Post-IPO Installments”).

(b) Exchanges using (i) the Private Valuation method will occur on the Election Date for all Pre-IPO Vested Shares that have vested on or before the Effective Date and on the vesting date for all Pre-IPO Vested Shares that vest following the Effective Date but prior to the IPO Date, with settlement occurring as soon as reasonably practicable thereafter, (ii) the IPO Price will occur on the IPO Date, with settlement occurring as soon as reasonably practicable following the IPO Date, and (iii) Post-IPO Installments will occur in six substantially equal installments on the 10th trading day of each of the first six calendar months beginning with the month following the month in which the IPO Date falls, with settlement occurring as soon as reasonably practicable following the applicable 10th trading day.

(c) The Participant shall exchange Restricted Shares that become Vested Shares after the IPO Date (“Post-IPO Vested Shares”) into Class A Common Shares within 30 days after the vesting date. The Participant may exchange Post-IPO Vested Shares by surrendering a portion of the Vested Shares to be exchanged or by making a cash payment. If the Participant elects to surrender Vested Shares, the Post-IPO Vested Shares shall be exchanged for a number of Class A Common Shares of the Company determined by the product of (i) the number of Vested Shares being exchanged multiplied by (ii) the quotient obtained by dividing (A) the result of (x) the Fair Market Value of a Class A Common Share less (y) $13.46 less the per share dividends and other distributions, if any, paid by the Company in respect of the Class A Common Shares on or after October 30, 2012 by (B) the Fair Market Value of a Class A Common Share. If the Participant elects to pay cash, the Participant shall pay to the Company $13.46 less the per share dividends and other distributions, if any, paid by the Company in respect of the Class A Common Shares on or after October 30, 2012 for each Post-IPO Vested Share to be exchanged, and each Post-IPO Vested Share shall be exchanged for one Class A Common Share of the Company. If the Participant does not make a timely election, the exchange will occur by surrender of Vested Shares on the thirtieth day following the vesting date as provided in this Section 11(c).

(d) Notwithstanding the foregoing, after achievement of a Return of Investment (determined based on dividends and other distributions actually paid and Realized Cash actually received), each Post-IPO Vested Share shall be exchanged for one Class A Common Share of the Company without surrender of Shares to the Company or payment, regardless of whether Class A Common Shares (or any securities attributable to such shares) are listed on a public exchange.

(e) As a condition to an exchange the Company may require that the Participant deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

(f) Notwithstanding anything to the contrary in this Section 11, the Company, in its sole discretion, may elect not to issue any fractional Class A Common Shares upon the exchange of Vested Shares for Class A Common Shares and, in lieu of issuing such fractional Class A Common Shares, may, in its sole discretion, either (i) deliver to the Participant the number of Class A Common Shares equal to the next highest whole share or (ii) pay to the Participant, in cash, an amount equal to the value of such fractional Class A Common Shares determined using the Class A Value for Pre-IPO Vested Shares, and the Fair Market Value for Post-IPO Vested Shares.

Section 12. Securities Law Representations.

The Participant hereby represents and warrants to the Company as set forth on Exhibit B hereto.

Section 13. Notices.

All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

Athene Holding Ltd.

c/o Athene Employee Services, LLC

Attention: Kristi Burma, SVP of Human Resources

7700 Mills Civic Parkway

West Des Moines, Iowa 50266-3862

with copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Perry Shwachman

Telephone: (312) 853-7061

Facsimile: (312) 853-7036

Email: pshwachman@sidley.com

If to the Participant, to him at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 14. Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 15. Participant’s Undertaking; Participant’s Release.

(a) The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan; provided, however, that such additional actions and documents are consistent with the terms of this Agreement.

(b) The Participant acknowledges and agrees that the Participant is not relying (for purposes of accepting this Award, making any tax election related to this Award or otherwise) upon any information, advice, counsel or representations (whether written or oral) of the Company with respect to the valuation of the Restricted Shares. The Participant has consulted with his or her own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent he or she has deemed necessary, and have made his or her own decisions with respect to accepting this Award and making any tax election related to the Restricted Shares based upon his or her own judgment and upon any advice from such advisers he or she has deemed necessary and not upon any view expressed by the Company. The Participant is accepting this Award with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and is capable of and willing to assume (financially and otherwise) those risks. The Participant agrees that neither the Company nor any of its Affiliates shall have any liability to the Participant for any loss or liability that the Participant may suffer to the extent that it arises out of, or in connection with tax-related matters, including but not limited to any matter related to any decision by the Participant to make a Section 83(b) election, any Section 83(b) filing made with the IRS or any income recognized by the Participant related to or arising out of the Restricted Shares.

Section 16. Modification of Rights.

The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Shares granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s prior written consent.

Section 17. Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 18. Arbitration.

Except for suits seeking injunctive relief or specific performance or as otherwise prohibited by law, the parties hereby agree that any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement and the arbitrability of any controversy or claim relating hereto, will be finally settled by binding arbitration. The parties hereby knowingly and voluntarily waive any rights that they may have to a jury trial for any such disputes, controversies or claims. The parties agree to resolve any dispute arising out of this Agreement before the American Arbitration Association (the “AAA”) in accordance with the AAA’s then existing National Rules for the Resolution of Employment Disputes. The arbitration shall be administered by the AAA and the hearing shall be conducted in the State of Delaware before a neutral arbitrator, who must have been admitted to the practice of law for at least the last ten years (the “Arbitrator”). Each party further agrees to pay its or his own arbitration costs, attorneys’ fees, and expenses, unless otherwise required by the AAA’s then-existing arbitration rules. The Arbitrator shall issue an opinion within thirty (30) days of the final arbitration hearing and shall be authorized to award reasonable attorneys’ fees to the prevailing party, which decision of the Arbitrator will be final, conclusive, unappealable and binding on the parties. The arbitration proceeding shall be confidential except that any arbitration award may be filed in a court of competent jurisdiction by either party for the purpose of enforcing the award.

Section 19. Withholding and Other Tax Issues.

The Company’s obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares, or otherwise remove the restrictive notations or legends on such shares or certificates that refer to the transfer restrictions set forth in Section 6(a), is subject to the condition precedent that the Participant either pay (in cash or Shares) or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee under Article XV of the Plan. The Participant covenants and agrees to hold harmless and indemnify the Company, to the fullest extent permitted by applicable law, for any and all withholding taxes, penalties, fines and amounts paid in settlement of obligations related to any federal, state, local or other income, employment or other taxes with respect to the grant, vesting or making an election under Section 83(b) of the Code or other event with respect to the Restricted Shares.

Section 20. Adjustment.

In the event of any event described in Article X of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Article X of the Plan shall apply to the Restricted Shares. If any adjustment is made to the Restricted Shares pursuant to Article X of the Plan, the restrictions applicable to the Restricted Shares will continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Shares” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Shares. Such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Restricted Shares had remained outstanding.

Section 21. Counterparts.

This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 22. Entire Agreement.

This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto, including the Prior Award Agreement.

Section 23. Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 24. Waiver of Jury Trial.

Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

ATHENE HOLDING LTD.

By:
Name:
Title:

THE PARTICIPANT:

[NAME]

Date of Acceptance

Number of Shares subject to Tranche 1 Restricted Shares:	[	]

Number of Shares subject to Tranche 2 Restricted Shares:	[	]

Purchase Price for Tranche 1 Restricted Shares and Tranche 2 Restricted Shares:	$0.001 per share

EXHIBIT A

Deemed sale proceeds for purposes of determining Adjusted Dividends and the entitlement to dividends and distribution pursuant to Section 5 shall be determined as follows:

1.	In the event that (x) any AAA Investor Shares remain unsold on each of the lock-up release dates occurring on the 7-1/2-month, 12-month and 15-month anniversary of the date of the IPO (the “IPO Date”), and (y) the Class A Common Shares are traded on a national public securities exchange on or after such date (the “Relevant Exchange”), then, for purposes of determining whether the Return of Investment has been achieved as of such release date, any unsold AAA Investor Shares shall be deemed sold (or, if such unsold shares are held in a form other than Class A Common Shares, then an equivalent number of Class A Common Shares shall be deemed sold), and the AAA Investor shall be deemed to have received Realized Cash, on such release date equal to the product of (A) the number of the then unsold AAA Investor Shares, and (B) the volume weighted average closing trading price for the AAA Investor Shares on the Relevant Exchange during the ninety (90) preceding trading days through and including such release date; provided that, for the avoidance of doubt, the calculation shall exclude any amounts deemed to have been received on any prior release date pursuant to this provision as a result of such sale.

2.	In the event that the AAA Investors do not sell or otherwise dispose of all of the AAA Investor Shares on or before the Lock-Up End Date, then, for purposes of determining whether the Return of Investment has been achieved after the Lock-Up End Date until the 36-month anniversary of the Lock-Up End Date (the “Post Lock-up Period”), any unsold AAA Investor Shares shall be deemed sold, and the AAA Investors shall be deemed to have received Realized Cash, on the 15th day of each calendar month during the Post Lock-up Period and on the 15th day of the calendar month immediately following the end of the Post Lock-up Period (each such date, a “Testing Date”), equal to the product of (A) the number of the unsold AAA Investor Shares measured as of the end of the last trading day of the calendar month immediately preceding the calendar month in which the determination is being made (or, with respect to the last Testing Date, measured as of the last day of the Post Lock-up Period), and (B) the highest single trading day VWAP (as defined below) during the calendar month (or, with respect to the first and last Testing Date, during the portion of the calendar month within the Post Lock-up Period) immediately preceding the calendar month in which the determination is being made; provided that, for the avoidance of doubt, the calculation shall exclude any amounts deemed to have been received on any prior Testing Date pursuant to this provision as a result of such sale. For the purposes hereof, “VWAP” shall be determined on each trading day and means, with respect to each such trading day, the volume weighted average closing trading price for the AAA Investor Shares on the Relevant Exchange during the ninety (90) preceding trading days through and including such trading day.

3.	For the avoidance of doubt, for purposes of this Agreement, (i) the AAA Investor Shares shall not include any Class A Common Shares of the Company acquired by the AAA Investor in connection with the Company’s 2014 private placement of such shares, and (ii) a distribution of AAA Investor Shares by the AAA Investor to its investors (including a distribution to the beneficial owners of AP Alternative Assets, L.P.) shall not be treated as a sale by the AAA Investor.

Exh A-1

4.	In the event of a sale or deemed sale by the AAA Investor of less than 100% of the AAA Investor Shares, for purposes of determining Realized Cash, the AAA Investor will be deemed to sell such shares on a “first in, first out” basis.

5.	All decisions by the Committee with respect to any calculations pursuant to this Agreement including, without limitation, the determination of Realized Cash, Total Investor IRR, Total Invested Capital, AAA Investor Investment and the date, if any, that Realized Cash exceeds any of the applicable targets, shall be reasonable and made in good faith and, absent manifest error, shall be final and binding on the Participant.

Exh A-2

EXHIBIT B

Securities Law Representations

The Participant, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal, state and foreign securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

(a) The Participant acknowledges that the Restricted Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Participant is an “accredited investor” (as defined under the Securities Act and the rules and regulations promulgated thereunder), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time.

(b) The Participant is an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) of the Securities Act.

(c) The Participant has acquired the Restricted Shares solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Restricted Shares within the meaning of the Securities Act and/or any applicable state securities laws.

(d) The Participant acknowledges that he has not acquired the Restricted Shares as a result of any general solicitation or general advertising in the United States, including any meeting whose attendees have been invited by general solicitation or general advertising.

(e) The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Restricted Shares and the restrictions imposed on any Shares. The Participant has been furnished with, and/or has access to, such information as he considers necessary or appropriate for deciding whether to purchase the Restricted Shares. However, in evaluating the merits and risks of an investment in the Shares, the Participant has and will rely only upon the advice of his own legal counsel, tax advisors, and/or investment advisors.

(f) The Participant is aware that the Restricted Shares may be of no practical value, that any value they may have depend on vesting as well as the performance of the Company and the market generally, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

(g) The Participant understands that the Restricted Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Restricted Shares have not been and will not be registered under the Securities Act,

Exh B-1

and that the Restricted Shares are “restricted securities” as defined by Rule 144(a)(3) under the Securities Act, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act or in an offshore transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act, each as presently in effect. The Participant acknowledges reviewing a copy of Rule 144 promulgated under the Securities Act and Regulation S under the Securities Act, as presently in effect, and represents that he is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

(h) The Participant agrees that he will comply with all applicable laws and regulations in effect in any jurisdiction in which he sells any of the securities or otherwise transfers any interest therein.

(i) The Participant has read and understands the restrictions and limitations set forth in the Shareholders Agreement, the Plan and this Agreement.

(j) The Participant understands and acknowledges that, if and the Restricted Shares vest, (a) any certificate evidencing the Vested Shares (or evidencing any other securities issued with respect thereto pursuant to any share split, share dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided under the Shareholders Agreement, the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws.

Exh B-2

EXHIBIT C

EXCHANGE ELECTION

I hereby elect to exchange my Pre-IPO Vested Shares for Class A Common Shares using the following Valuation Method(s) to determine the number of Shares to be surrendered pursuant to Section 11 of the Amended and Restated Restricted Share Award Agreement.

Private Valuation:     %

IPO Price:    %

Post-IPO Installments:    %

Please specify 10% increments.

Participant Name

Signature

Date

Exh C-1